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                                                                    EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT: HAVERTY FURNITURE
         3RD QUARTER CASH DIVIDEND DECLARED
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ATLANTA, GEORGIA, JULY 29, 2004 - At the quarterly meeting of the Board of
Directors of HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) held on July 29, 2004, the directors declared a cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Friday, August 27, 2004, to stockholders of record at the close of business on Friday, August 13, 2004, at a rate of 6-1/4 per share on the outstanding shares of Common Stock (Cusip #419596101) and 5-3/4 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

Haverty Furniture Companies, Inc., has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 29 years.

Havertys is a full-service home furnishings retailer with 114 showrooms in 15 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.



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Contact for Information:   Jenny H. Parker
                           Vice President,
                           Secretary and Treasurer
                           (404) 443-2900